SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                                                  Commission File Number 0-25942

                           NOTIFICATION OF LATE FILING

    (Check One): [ ] Form 10-K [ ] Form 11-K [ ] Form 20-F [X] Form 10-Q [ ] Form N-SAR
For Period Ended:   June 30, 2001
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[  ]   Transition Report on Form 10-K       [  ] Transition Report on Form 10-Q
[  ]   Transition Report on Form 20-F       [  ] Transition Report on Form N-SAR
[  ]   Transition Report on Form 11-K

For the Transition Period Ended   N/A
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         Read attached instruction sheet before preparing form. Please print or type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the  notification  relates to a portion of the filing checked above,
identify item(s) to which the notification relates:   N/A
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                         PART I. REGISTRANT INFORMATION

Full name of registrant SWWT, Inc.
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Former name if applicable

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Address of principal executive office (Street and number)

c/o East River Ventures II, L.P., 645 Madison Avenue, 22nd Floor
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City, State and Zip Code   New York, NY 10022
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                         PART II. RULE 12B-25(B) AND (C)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[ X ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ X ] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[  ]     (c) The  accountant's  statement  or other  exhibit  required by Rule
         12b-25(c) has been attached if applicable.

                               PART III. NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed).

                  Because of unanticipated delays, the registrant has not been able to complete the registrant's unaudited financial statements for the quarter ended June 30, 2001 and obtain the necessary management review of this filing on or prior to August 14, 2001 without incurring unreasonable effort or expense.

                           PART IV. OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification.

   Walter A. Carozza                             (212)-644-2322
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        (Name)                             (Area Code)       (Telephone Number)

         (2) Have all other periodic reports required under Sections 13 and 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                  [ X ] Yes           [   ] No

          (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                  [   ] Yes           [ X ] No

         If so attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



SWWT, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    August 14, 2001                 By:    /s/ Walter A. Carozza
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                                                Name:    Walter A. Carozza
                                                Title:   Director and Authorized
                                                         Signatory